UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-A/A
(AMENDMENT NO. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

QUINTILES TRANSNATIONAL CORP.
(Exact name of registrant as specified in its charter)

NORTH CAROLINA	56-1714315
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

4709 CREEKSTONE DRIVE, RIVERBIRCH BUILDING, SUITE 200
DURHAM, NORTH CAROLINA 27703-8411
(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of class NONE	Name of each exchange on which such class is registered NONE

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |_|

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |X|

Securities Act registration statement file number to which this form relates (if applicable): N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Title of class PREFERRED STOCK PURCHASE RIGHTS	Name of each exchange on which such class is registered NASDAQ NATIONAL MARKET SYSTEM

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

On November 4, 1999, the Board of Directors of Quintiles Transnational Corp., a North Carolina corporation (the “Company”), declared a dividend distribution of one preferred stock purchase right (a “Right”) for each outstanding share of the Company’s common stock, $.01 par value (the “Common Stock”) to shareholders of record at the close of business on November 15, 1999 (the “Record Date”).

Each Right entitles the registered holder to purchase from the Company one one-thousandth (1/1,000) of a share (a “Preferred Stock Fraction”) of the Company’s Series A Preferred Stock, $.01 par value (the “Preferred Stock”) at a price of One Hundred Fifty Dollars ($150.00) (the “Purchase Price”), subject to adjustment in certain circumstances.

On November 5, 1999, the Company filed with the Securities and Exchange Commission a Registration Statement on Form 8-A to register Rights issuable in accordance with the terms of the Rights Agreement between the Company and First Union National Bank, as Rights Agent (now known as Wachovia Bank, N.A., the “Rights Agent”), dated as of November 5, 1999 (the “Rights Agreement”).

On May 4, 2000, the Board of Directors of the Company authorized the amendment and restatement of the Rights Agreement, resulting in an Amended and Restated Rights Agreement between the Company and the Rights Agent, dated as of November 5, 1999 and amended and restated as of May 4, 2000 (the “Amended and Restated Rights Agreement”).

On April 10, 2003, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pharma Services Holding, Inc. (“Pharma Services”) and Pharma Services Acquisition Corp. (“Merger Sub”), pursuant to which, subject to the satisfaction of certain conditions contained therein, Merger Sub will be merged into the Company, with the Company surviving as a wholly owned subsidiary of Pharma Services (the “Merger”).

In connection with the Merger Agreement, the Board of Directors of the Company approved an amendment to the Amended and Restated Rights Agreement, dated as of April 10, 2003, by and between the Company and the Rights Agent (the “Amendment”). The Amendment provides that (i) neither Pharma Services, Merger Sub, nor any of their Affiliates, shall be deemed to be an Acquiring Person, (ii) no Stock Acquisition Date, no Distribution Date and no Triggering Event shall be deemed to occur, (iii) the Rights will not separate from the common stock, and (iv) the Rights shall not become exercisable, in each case as a result of the execution, delivery or performance of the Merger Agreement, the public announcement thereof, or the consummation of the Merger. All capitalized terms not defined herein have the meaning given them in the Amended and Restated Rights Agreement.

The description and terms of the Rights are set forth in the Amended and Restated Rights Agreement, as amended. The Amended and Restated Rights Agreement, which includes as exhibits the Articles of Amendment of Amended and Restated Articles of Incorporation of the

Company (setting forth the terms of the Preferred Stock), the form of Rights Certificate, and the form of Summary of Rights to Purchase Preferred Stock, is attached as an exhibit to the Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on May 10, 2000 and is incorporated herein by reference. The Amendment is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing description of the Rights and the Amended and Restated Rights Agreement, as amended, does not purport to be complete and is qualified in its entirety by reference to such exhibits.

ITEM 2. EXHIBITS.

EXHIBIT NUMBER	DOCUMENT DESCRIPTION

4.01	Amendment to Rights Agreement, dated as of April 10, 2003, by and between the Company and Wachovia Bank, N.A., as Rights Agent (successor by merger to First Union National Bank)

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

QUINTILES TRANSNATIONAL CORP.

DATE: April 11, 2003	By:	/s/ John S. Russell

Name: John S. Russell
Title: Executive Vice President and General Counsel

EXHIBIT INDEX

EXHIBIT NUMBER	DOCUMENT DESCRIPTION

4.01	Amendment to Rights Agreement, dated as of April 10, 2003, by and between the Company and Wachovia Bank, N.A., as Rights Agent (successor by merger to First Union National Bank)

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